EXHIBIT 10.16(a)

MAGMA DESIGN AUTOMATION, INC.

Summary of Compensation Arrangement for Certain Executive Officers

Exhibit 10.16(b) lists the executives for which this Exhibit 10.16(a) applies. In addition, Exhibit 10.16(b) sets forth the annualized base salary and target bonus percentage for such named executive officers. Additional employees other than the executives set forth in Exhibit 10.16(b) may have the same or similar compensation as set forth in this Exhibit 10.16(a) and in Exhibit 10.16(b).

Description of Compensation for Certain Executive Officers

Each such executive officer’s compensation package consists of three elements:

•	base compensation, which compensates for the underlying job;

•	variable or bonus compensation, which rewards based on the achievement of financial and individual performance goals; and

•	equity-based incentive compensation, which rewards for Magma’s growth and increased stockholder value.

In addition to the above, each such executive officer is eligible to participate in various employee benefit plans, including (without limitation) 401(k) plans , life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program.

The variable or bonus compensation paid to each executive officer (if any) is earned for achievement of performance goals for each fiscal year of the Company. The applicable performance goals are set by the Compensation Committee of Magma’s Board of Directors at the beginning of each fiscal year. The Committee may choose financial, strategic or operational goals, including EPS, Operating Margin, Annual Bookings or Revenue goals. The Committee sets a target bonus for each officer, which is a percentage of his or her base salary. Such target bonuses for each officer are set forth in Exhibit 10.16(b). The actual bonus payable to any officer may be higher or lower than his or her target bonus, depending on whether actual performance meets, partially meets, or exceeds the predetermined performance goals. Bonuses are paid in the first fiscal quarter of the fiscal year following the fiscal year in which the bonus was earned. An officer generally must remain an employee of Magma through the payment date in order to receive a bonus. The Committee has discretion to increase or decrease the bonus otherwise payable to any executive. The Committee also has full discretion to make all determinations with respect to executive officer bonuses.

Each such executive officer’s employment is at-will.

Employment, Severance and Change of Control Agreements

Magma does not have formal employment or severance agreements with any of the executive officers set forth in Exhibit 10.16(b) except that Magma has agreed to pay to Mr. Peter S. Teshima a severance amount equal to six months’ of Mr. Teshima’s initial annual base salary (which initial annual base salary was $200,000.00) if Mr. Teshima’s employment with Magma is involuntarily terminated without Cause (as defined in Mr. Teshima’s offer letter). However, such executive officers may be entitled to accelerated vesting of their outstanding stock options in connection with a change in control or similar transaction and certain terminations of employment related to a change in control. Specifically, for options granted on or after October 22, 2003, if a change in control of Magma occurs, 25% of their unvested options will become immediately vested and exercisable and, if the executive officer is involuntarily terminated without cause (as described in further detail in the Company’s Proxy Statement dated July 23, 2007) within the first year following the change in control, an additional 50% of his unvested options will become vested and exercisable. However, any potential accelerated option vesting upon or following a change in control is subject to the 2001 Plan’s general parachute payment limitation.